Exhibit 5.1

KARLEN & STOLZAR, LLP

WHITE PLAINS PLAZA

445 HAMILTON AVENUE, SUITE 1102

WHITE PLAINS, NY 10601

TEL (914) 949-4600
FAX (914) 931-7006

July 9, 2014

Galenfeha, Inc.
2705 Brown Trail, Suite 100
Bedford, Texas 76021
1-800-280-2404

Re: Galenfeha, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     I have acted as special counsel for Galenfeha, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 35,660,000 shares held by the selling shareholders described in the Registration Statement and 30,000,000 shares which may be issued by the Company and sold pursuant to the Registration Statement.

     In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based upon the foregoing, I am of the opinion that the 35,660,000 shares of common stock to be sold by the selling shareholders and the 30,000,000 shares of common stock that may be issued and sold by the Company will upon the sale and in the case of the shares that may be sold by the Company the issuance thereof are or will be validly issued, fully paid and non-assessable.

     This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

     We consent to the inclusion of our opinion as an exhibit to the Registration Statement described above.

Very truly yours,

/s/Michael Stolzar
Michael Stolzar
For Karlen & Stolzar, LLP